Exhibit 10.17
NORTHERN TRUST CORPORATION
Non-Employee Director Compensation Plan

1.Purpose. This Non-Employee Director Compensation Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of Northern Trust Corporation (the “Corporation”). This Plan is adopted pursuant to the Northern Trust Corporation 2017 Long-Term Incentive Plan (the “2017 LTIP”). Capitalized terms defined in the 2017 LTIP that are used herein without being defined shall have the same meaning as set forth in the 2017 LTIP.
2.Participants. Each Non-Employee Director shall be eligible to participate in the Plan. Upon acknowledging his or her agreement to the terms and conditions of the Plan by countersigning the Plan in the space provided below, the Non-Employee Director shall become a participant in the Plan (a “Participant”).
3.Restricted Stock Units.
3.1 Grant.
a.Immediately following the conclusion of the Corporation’s annual meeting of stockholders (the “Annual Meeting”) in each year, beginning with the Annual Meeting to be held in 2022, and subject to the availability of shares of Common Stock under the 2017 LTIP, each Participant elected to the Board at such Annual Meeting shall, automatically and without necessity of any action by the Board or any committee thereof, receive the number of Restricted Stock Units equal to the quotient of (i) $145,000, divided by (ii) the Fair Market Value of a share of Common Stock on the date of the grant (reduced to the nearest whole number) (such number of Restricted Stock Units, the “Annual RSU Grant Amount”), subject to the terms and conditions of this Plan and the 2017 LTIP. A Restricted Stock Unit is the right, subject to the terms and conditions of the Plan and the 2017 LTIP, to receive a distribution of a share of Common Stock or cash (with respect to Cash-Settled RSUs, as defined below), pursuant to Section 3.6 below. With respect to any Participant who is an “Advisory Director,” all Restricted Stock Units held by such Participant shall be settled in cash, with each Restricted Stock Unit constituting the right to receive cash in an amount equal to the Fair Market Value of Common Stock on the date of distribution (the “Cash-Settled RSUs”). With respect to all other Participants, all Restricted Stock Units shall be settled in Common Stock. Unless otherwise specified herein, the Cash-Settled RSUs shall be subject to the same terms and conditions under this Plan as Restricted Stock Units that are settled in Common Stock.
b.Each Participant elected or appointed on a date other than the date of an Annual Meeting shall, on the date of such election or appointment and automatically and without necessity of any action by the Board or any committee thereof, receive a pro-rated grant for the number of Restricted Stock Units (reduced to the nearest whole number) equal to the product of

(i) the Annual RSU Grant Amount applicable to the immediately preceding Annual Meeting, multiplied by (ii) the quotient of (A) the number of days before the next Annual Meeting divided by (B) the number of days from the immediately preceding Annual Meeting until the next regularly scheduled Annual meeting; provided, however, if the next Annual Meeting date has not been approved by the Board at the time of grant, for purposes of this calculation it should be assumed that 365 days will elapse between the two Annual Meetings.
3.2     Restricted Stock Unit Account. The Corporation shall maintain an account         (“RSU Account”) on its books in the name of each Participant, which shall reflect the number of Restricted Stock Units awarded to a Participant that the Participant is eligible to receive under this Plan and which have not yet been distributed to the Participant in accordance with Section 3.6 hereof.
3.3     Dividend Equivalents. Upon the payment of any dividend on Common Stock occurring during the period preceding the distribution of a Participant’s Restricted Stock Unit award pursuant to Section 3.6 below, the Corporation shall credit to a cash account maintained by the Corporation on its books in the name of the Participant with respect to the Restricted Stock Units an amount equal in value to the dividends that the Participant would have received had the Participant been the actual owner on the record date of the number of shares of Common Stock represented by the Restricted Stock Units in the Participant’s RSU Account on that date (“Dividend Equivalents”). No interest or earnings shall be credited with respect to the Dividend Equivalents. Such Dividend Equivalents shall be subject to the same forfeiture, vesting, and distribution provisions of this Plan applicable to the Restricted Stock Units to which such Dividend Equivalents relate.
3.4     Forfeiture. Except as set forth in Section 3.5, if a Participant incurs a Separation from Service, as defined below, prior to the Vesting Date, as defined below, the Participant’s Restricted Stock Units shall be forfeited and revert to the Corporation, and the Corporation shall have no obligation to pay any Dividend Equivalents pursuant to Section 3.3 above with respect to the forfeited Restricted Stock Units. The Corporation shall have no further obligation to such a Participant under the Plan with respect to such Restricted Stock Units. For purposes of this Plan, the term “Separation from Service” shall mean the date on which the Participant’s membership on the Board terminates for any reason, including resignation or retirement.
3.5    Vesting. A Participant shall become 100% vested in the Restricted Stock Units granted hereunder upon the date (the “Vesting Date”) that is the earliest to occur of (a) the date of the next Annual Meeting following the award of the Restricted Stock Units (the “Regular Vesting Date”), (b) the date of the Participant’s death, and (c) the date of a Change in Control, provided that the Participant has not incurred a Separation from Service prior to the earliest of the foregoing three events.

3.6    Distribution. Subject to any deferral election completed by the Participant to the extent permitted under Section 5 of the Plan and Section 409A of the Code:
a.If a Participant has become 100% vested in an award of Restricted Stock Units granted hereunder upon a Vesting Date, the Restricted Stock Units (and associated Dividend Equivalents, if any) shall be distributed as soon as possible after the Vesting Date (but in any event no later than 60 days following the Vesting Date), provided that neither the Participant (nor any Beneficiary (as defined in Section 6.5), if applicable) shall have the right directly or indirectly to designate the taxable year of payment. Restricted Stock Units which are (i) settled in Common Stock shall be distributed only in shares of Common Stock so that, pursuant to Section 3.1 and this Section 3.6, a Participant shall be entitled to receive one share of Common Stock for each Restricted Stock Unit in the Participant’s RSU Account, or (ii) Cash-Settled RSUs shall be distributed only in cash so that, pursuant to Section 3.1 and this Section 3.6, a Participant shall be entitled to receive cash with respect to each such Restricted Stock Unit in an amount equal to the Fair Market Value of a share of Common Stock on the Vesting Date. For purposes of the distribution of Cash-Settled RSUs, the Fair Market Value of a share of Common Stock at any time that the Common Stock is listed on a national securities exchange or quoted on NASDAQ shall be the average of the highest and lowest reported sales prices of a share of Common Stock on NASDAQ.
b.If a Participant’s service on the Board shall terminate by reason of death prior to the Regular Vesting Date or a Change in Control, all cash or Common Stock then distributable hereunder with respect to the Participant shall be distributed to the Participant’s Beneficiary or, in the absence of a Beneficiary, to the Participant’s estate. With respect to Cash-Settled RSUs, the value of each such Restricted Stock Unit shall equal the Fair Market Value of a share of Common Stock on the date of death.
c.If a Participant dies on or after the Regular Vesting Date or a Change in Control, but prior to the distribution of all amounts to which the Participant is entitled hereunder, all cash or Common Stock then distributable hereunder with respect to the Participant shall be distributed to the Participant’s Beneficiary or, in the absence of a Beneficiary, to the Participant’s estate, within the period described in Section 3.6(a).
3.7     Delivery of Shares. To the extent permitted under the short-term deferral rules under Section 409A of the Code, the Corporation may delay the issuance or delivery of shares of Common Stock if the Corporation reasonably anticipates that such issuance or delivery will violate federal securities laws or other applicable law, provided that the issuance or delivery is made at the earliest date at which the Corporation reasonably anticipates that such issuance or delivery will not cause such violation.

3.8     Adjustment. All Restricted Stock Units provided under the Plan are subject to adjustment in accordance with the provisions of Section 5.7 of the 2017 LTIP.
3.9     Availability of Shares. If on any grant date, the number of shares of Common Stock which would otherwise be granted in the form of Restricted Stock Units granted under the Plan shall exceed the number of shares of Common Stock then remaining available under the 2017 LTIP, the available shares shall be allocated to Participants pro-rata in proportion to the number of shares subject to Restricted Stock Units that Participants would otherwise be entitled to receive, and the remaining portion of their Restricted Stock Unit grant shall be granted in the form of cash compensation, subject to the same vesting and payment terms as set forth in this Section 3.
4.Cash Compensation.
4.1     The Corporation shall pay each Participant an annual cash retainer of $110,000 per calendar year (the “Annual Cash Retainer”). In addition to the Annual Cash Retainer:
a.Participants serving as the Chair of any Board committee are entitled to an additional $25,000 cash payment per calendar year (the “Committee Chairperson Retainer”);
b.Participants serving as the Chair of any subcommittee of a Board committee are entitled to an additional $25,000 cash payment per calendar year (the “Subcommittee Chairperson Retainer”);
c.the Corporation’s Lead Director is entitled to an additional $42,500 cash payment per calendar year (the “Lead Director Retainer”);
d.any Participants, including the applicable Chair, serving on the Audit, Business Risk and Capital Governance Committees are entitled to an additional $10,000 cash payment per calendar year (the “Committee Retainer”); and
e.any Participants, including the applicable Chair, serving on the Cybersecurity Risk Oversight Subcommittee of the Business Risk Committee are entitled to receive an additional $10,000 cash payment per calendar year (the “Subcommittee Retainer” and, together with the Annual Cash Retainer, Committee Chairperson Retainer, Subcommittee Chairperson Retainer, Lead Director Retainer, and Committee Retainer, the “Cash Compensation”).
4.2     The Cash Compensation shall be paid quarterly in arrears (but in any event no later than the March 15th immediately following the conclusion of the applicable year). If a Participant dies prior to receiving his or her Cash Compensation for a particular quarter, such Cash Compensation shall be distributed to the Participant’s Beneficiary or, in the absence of a Beneficiary, to the Participant’s estate. For purposes of determining the amount of such quarterly payment(s):

a.a Participant who joins the Board or a committee following the beginning of the applicable quarter shall be entitled to a pro rata portion of the Cash Compensation based on the number of days served on the Board or applicable committee during such quarter; and
b.Participants serving as the Chair or other member of any Board committee or subcommittee shall be the Directors appointed to such roles by the Board or the applicable committee thereof, as the case may be, and/or any such other Director fulfilling the duties and responsibilities that typically attach to such roles as determined by the Board.
5.     Deferral of Compensation. To the extent that the Corporation maintains a deferred compensation plan in which Directors may participate, Participants shall be eligible to defer payment of the Restricted Stock Units (including the related Dividend Equivalents) and Cash Compensation otherwise payable under this Plan, in accordance with the terms and conditions of the deferred compensation plan as may be in effect from time to time and Section 409A of the Code.
6.     General Provisions.
6.1 Amendment, Suspension or Termination. Subject to the limitations contained in Section 5.2 of the 2017 LTIP, the Board may, at any time amend, suspend or terminate the Plan as it deems advisable and in the best interests of the Corporation.
6.2 No Obligation to Reelect or Reappoint. Nothing in the Plan or the 2017 LTIP shall be deemed to create an obligation on the part of the Board to nominate a Participant for reelection by the Corporation’s stockholders, to reappoint an Advisory Director or to fill any vacancy upon action of the Board.
6.3 Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Corporation for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Corporation or its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Corporation with respect to any rights under the Plan.
6.4 Nontransferability. No interest hereunder shall be transferable other than by will, the laws of descent and distribution or pursuant to procedures approved by the Corporation related to the designation of a Beneficiary pursuant to Section 6.5 below. Except pursuant to the preceding sentence, no interest hereunder may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

6.5 Designation of Beneficiary. The Participant may file with the Corporation a written designation (in a form and submitted in a manner acceptable to the Corporation) of one or more individuals, trustees, trusts or other entities as such holder’s beneficiary or beneficiaries (“Beneficiary”) in the event of the holder’s death.
6.6 Withholding. In the event that federal, state, foreign or local taxes must be withheld from any distribution hereunder, (a) the Corporation shall deduct from any such distribution in cash the amount of such required withholding and (b) with respect to distributions in shares of Common Stock, subject to such rules and limitations as may be established by the Committee from time to time, withholding obligations, if any, shall be satisfied from one of the following elected by the Participant: (i) by cash payment by the Participant; (ii) through the surrender of shares of Common Stock already owned by the Participant that are acceptable to the Committee; or (iii) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Corporation’s minimum statutory withholding obligation, if any (based on minimum statutory withholding rates for applicable tax purposes that are applicable to such taxable income) or such higher withholding rate that is permitted under applicable law and accounting rules.
6.7 Administration. The Plan and the 2017 LTIP are administered by the Committee. The rights of Participants hereunder are expressly subject to the terms and conditions of the Plan and the 2017 LTIP, together with such guidelines as have been or may be adopted from time to time by the Committee.
6.8 No Rights as Stockholder. Except as provided herein, Participants shall have no rights as a stockholder with respect to the Restricted Stock Units until the Common Stock subject to such Restricted Stock Units are distributed to the Participant.
6.9 Interpretation. Any interpretation by the Committee of the terms and conditions of the Plan, the 2017 LTIP or any guidelines shall be final.
6.10 Governing Law. The Plan and each award hereunder and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

Acknowledged and Agreed to:
PARTICIPANT

By:
Name:
Date: